CONTACT:
Terry Earley, CFO

Crescent Financial Bancshares, Inc.
Phone: (919) 659-9015
Email: tearley@CrescentStateBank.com

FOR IMMEDIATE RELEASE	AUGUST 13, 2012

VantageSouth Bank to Merge into Crescent State Bank

RALEIGH, N.C. – Crescent Financial Bancshares, Inc. (Nasdaq: CRFN) (“Crescent Financial” or the “Company”), Crescent State Bank, and VantageSouth Bank announced today that they have entered into a definitive merger agreement pursuant to which VantageSouth Bank will merge into Crescent State Bank and VantageSouth Bank shareholders will receive shares of Crescent Financial Bancshares, Inc. stock in exchange.

Scott Custer, President and CEO of Crescent Financial, commented, “We believe the proposed merger of Crescent State Bank and VantageSouth Bank will create operating efficiencies for the combined institution and will provide Crescent with new markets, first-class teammates, an established SBA lending program, and many other exciting opportunities.”

Pursuant to terms of the merger agreement, each outstanding VantageSouth Bank share will be converted at the exchange ratio into the Company’s shares. The exchange ratio will be 4.8204 if Crescent Financial’s volume weighted average stock price is at or above $5.25. If the Crescent Financial’s volume weighted average stock price is at or below $4.75, the exchange ratio will be 5.3278, and if Crescent Financial’s volume weighted average stock price is below $5.25 but above $4.75, the exchange ratio will be equal to $25.307 divided by a number equal to the volume weighted average market price of Crescent Financial's shares during the thirty trading days preceding the date that is four business days before the closing of the merger. VantageSouth Bank has 1,382,961 outstanding common shares.

A special committee consisting of independent members of the board of directors of Crescent Financial determined that the merger agreement, the merger and the issuance of the Company’s common stock pursuant to the merger were fair, advisable and in the best interest of the Company and all of its stockholders (other than Piedmont and its affiliates). The Crescent Financial board of directors unanimously approved the merger agreement, following the recommendation to do so by the special committee. Piedmont Community Bank Holdings, Inc. owns approximately 100% of the outstanding common stock of VantageSouth, and approximately 88% of the outstanding common stock of the Company; the Company is the sole shareholder of the Bank. The completion of the merger is subject to, among other conditions, bank regulatory approvals and stockholder approvals.

VantageSouth Bank is headquartered in Burlington, North Carolina, and operates five branch offices located in Burlington (2), Fayetteville, and Salisbury (2), North Carolina. No branch closures are anticipated as a result of the merger. As of June 30, 2012, VantageSouth Bank had approximately $248 million in total assets.

Crescent Financial was represented by Bryan Cave LLP. Sandler O'Neill + Partners, L.P. served as financial advisor and provided a fairness opinion to the special committee, and Nelson Mullins Riley & Scarborough LLP served as legal advisor to the special committee. VantageSouth and Piedmont were represented by Kilpatrick Townsend & Stockton LLP.

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Crescent State Bank

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Bancshares, Inc. stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product offerings and online services through the Bank’s website at http://www.crescentstatebank.com.

VantageSouth Bank

VantageSouth’s securities are not registered under the Exchange Act and, accordingly, VantageSouth does not file securities reports with the SEC. However, additional financial and regulatory information is available in Reports of Condition and Income (“Call Reports”) filed by VantageSouth with the FDIC, which are publicly accessible at http://www.fdic.gov. Such reports are not incorporated by reference in this press release.

Forward-looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by such forward-looking statements, including without limitation: delays in obtaining or failure to receive required regulatory approvals, including approval by the Office of the North Carolina Commissioner of Banks and the FDIC; the possibility that fewer than the required number of the Company’s stockholders vote to approve the issuance of the shares pursuant to the merger; the occurrence of events that would have a material adverse effect (as defined in the Agreement) on the Company or VantageSouth; potential deposit attrition, higher than expected costs, customer loss and business disruption associated with business integration, including, without limitation, potential difficulties in maintaining relationships with key personnel, technological integration, and other integration related-matters; other uncertainties arising in connection with the proposed merger; and risk factors that are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this Form 8-K.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect to shareholder approval of the issuance of shares ("Shares") of the Company's common stock pursuant to the merger. The Company will file a proxy statement and other documents regarding the issuance of the shares pursuant to the merger as otherwise described in this press release. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain the proxy statement and other documents relating to the issuance of the Shares and/or the merger for free from the Company. Such documents are not currently available.

The Company and its directors, executive officers, certain members of management, and employees may have interests in the merger or be deemed to be participants in the solicitation of proxies of the Company’s stockholders to approve the issuance of the Shares pursuant to the merger. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders filed with the SEC on April 5, 2012. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the issuance of the Shares pursuant to the merger when it becomes available.